Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503)226-1191 (phone)

(503)226-0079 (fax)

March 30, 2005

Board of Directors

Planar Systems, Inc.

1195 N.W. Compton Drive

Beaverton, OR 97006

Lady and Gentlemen:

In connection with the registration of 400,000 shares of common stock, no par value (the “Common Stock”), of Planar Systems, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 30, 2005, and the proposed offer and sale of the Common Stock pursuant to the terms of the Planar Systems, Inc. 2004 Employee Stock Purchase Plan (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan, when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

/s/ Ater Wynne
Ater Wynne LLP